Margaret M. Pego                Human Resources
Senior Vice President-Human Resources         80 Park Plaza, T4, Newark, NJ 07102
and Chief Human Resources Officer        tel: 973-430-7243 fax: 973-242-5176
email: Margaret.Pego@pseg.com

July 15, 2014

Derek DiRisio
60 Elm Avenue
Ramsey, New Jersey 07446

Dear Derek:

I am pleased to offer you the position of President, PSEG Services Corporation in PSEG Services Corporation, effective August 4, 2014. In this position, you will be paid a base annual salary of $360,000. You shall be eligible for your next salary review in January 2015. Salary reviews will be conducted annually thereafter.

Your will be eligible to participate in PSEG’s Senior Management Incentive Compensation Plan (“SMICP”) under the terms and conditions of the SMICP. Your target inventive award for 2014 will be 60% of your base salary, however, you may be eligible to receive up to 90% of your base salary dependent upon business results. Targets and awards may be adjusted from time to time in accordance with established plan procedures. There is no guarantee of payment under the SMICP, and any such payment will be contingent upon your establishment and successful completion of goals and objectives. Your first award under the SMICP, if earned, will be based upon the successful completion of goals and objectives for 2014 and payable in 2015. Any SMICP award for 2014 will be prorated for the months beginning in August 2014 through December 2014. Your will be eligible for a prorated Management Incentive Compensation Plan (“MICP”) award for the period beginning in January 2014 through July 2014.

Your will continue to be a participant in the PSEG 2004 Long-Term Incentive Plan as amended (“LTIP”). The Organization and Compensation Committee (“O&CC”) has approved a total 2014 LTIP award of $400,000. This award total will be reduced by our recent 2014 LTOP award of $250,000 resulting in an additional LTIP award of $155,000. As a Senior Officer, this and future grants will be in the form of 40% as Restricted Stock Units (“RSUs”) and 60% as Performance Share Units (“PSUs”). In the future, the number and form of LTIP grants recommended in any given year will appropriately reflect your responsibilities and ability to contribute to the long-term success of PSEG and is subject to the approval of the O&CC of the Board. All grants under the LTIP for 2014 and any future years will be subject to the terms of the LTIP and the related grant award agreements.

Your will continue to be eligible to participate in the PSEG Deferred Compensation Plan for Certain Employees (“Deferred Compensation Plan”), which will allow you to defer all or a portion of your base pay and/or any cash incentive you may receive in any given year. In November, you will receive information regarding participation in the Deferred Compensation Plan for 2015.

Derek DiRisio                        2                    7/15/14

For 2015, your will continue to be eligible to participate in the PSEG Equity Deferral Plan (“Deferred Equity Plan”), which will allow you to defer all or a portion of the receipt of shares under the LTIP. In November 2014, you will receive information regarding participation in the Deferred Equity Plan for 2015.

If, at the time your terminate from employment, you are determined to be a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), your nonqualified deferred compensation payments will be delayed for six months following your termination of employment to the extent necessary to satisfy Section 409A.

You will continue to be a Schedule A participant in the Key Executive Severance Plan of Public Service Enterprise Group Incorporated, as amended from time to time.

You will be eligible for an annual physical examination through the University of Pennsylvania.

You will continue to be provided a parking space in the Company parking garage in Newark, NJ. Additionally, you will be eligible for a monthly vehicle stipend of $1,000.

You will continue to be required to own and retain a level of company stock commensurate with your new position as outlined in the attached Officer Stock Ownership and Retention Policy.

The purpose of this letter is to set forth the terms of your new position with the Company; it is not a contract of employment, nor does it guarantee your employment with the Company for any period of time. Your employment with the Company is at-will, which means that either you or the Company is free to terminate the employment relationship at any time, for any reason, with or without cause.

Additionally, enclosed is a booklet referencing the Responsibilities of Corporate Officers and Directors.

Finally, you will be required to sign the enclosed Confidentiality, Non-Competition, and Non-Solicitation Agreement, and the enclosed Arbitration Agreement.

If the foregoing is in accordance with your understanding, please sign this letter and the enclosed Agreements, and return them to me.

Sincerely,

/s/ Margaret M. Pego

Margaret M. Pego
Senior Vice-President - Human Resources
and Chief Human Resources Officer

Agreed to this 8th day of August 2014.

/s/ Derek DiRisio

Derek DiRisio

Derek DiRisio                        3                    7/15/14

Attachments:

1.	Officer Stock Ownership & Retention Policy

2.	Responsibilities of Corporate Officers and Directors

3.	Confidentiality, Non-Competition and Non-Solicitation Agreement

4.	Arbitration Agreement